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                                                      EXHIBIT B-1




                   NEW ENGLAND ELECTRIC SYSTEM

                 SUMMARY OF TERMS AND CONDITIONS

Capitalized terms not otherwise defined in this Summary of Terms and Conditions have the meanings set forth in the letter to which this Summary of Terms and Conditions is attached.

     FIVE-YEAR FACILITY

Borrower:                     NEES, a Massachusetts trust.

Amount/Type
of Facility:                  Up to U.S.$500,000,000 revolving
                              credit facility.

Purpose: The Five-Year Facility shall be used for working capital and other general corporate purposes and may be used for certain stock repurchases. Amounts borrowed under the Five-Year Facility may be borrowed, repaid and reborrowed.

Final Maturity Date:          Five years from the Closing Date.

Mandatory Commitment
Reduction:                    On the third anniversary of the
                              Closing Date, the amount available
                              under the Five-Year Facility shall
                              be reduced permanently to
                              $400,000,000.  On the fourth
                              anniversary of the Closing Date,
                              the amount available under the
                              Five-Year Facility shall be reduced
                              permanently to $300,000,000.



Lenders:                      MLCC and other financial
                              institutions acceptable to MLCC and
                              to Borrower.

Arranger and
Syndication Agent:            Merrill Lynch & Co. ("Merrill"), as
                              Arranger, will act as sole and
                              exclusive arranger and syndication
                              agent for a syndicate of Lenders.
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Administrative Agent:         BankBoston, or such other Lender
                              chosen by the Borrower and
                              acceptable to MLCC.

Documentation Agent:          Credit Suisse First Boston, or such
                              other Lender chosen by the Borrower
                              and acceptable to MLCC.

Closing Date:                 On or prior to December 15, 1997.

Optional Prepayment/
Commitment
Reduction:                    Optional reductions in commitments
                              or prepayments under the Facility
                              shall be permitted at any time, in
                              whole or in part, at the option of
                              the Borrower, at par, subject to
                              LIBOR breakage and/or redeployment
                              costs.

Interest Rates and
Interest Periods:             Payable at the Applicable Margin
                              (as hereinafter defined) above the
                              Eurodollar Rate (360 day basis)
                              (adjusted for reserves) or, at the
                              Borrower's option, the Base Rate
                              (365/366 day basis).

                              (a)  Base Rate:  means a
                              fluctuating rate per annum equal at
                              all times to the highest of (i) the
                              Administrative Agent's publicly
                              announced "base rate", (ii) 1/2 of
                              one percent per annum above the
                              latest three-week moving average of
                              secondary market offering rates in
                              the United States for three-month
                              certificates of deposit of major
                              U.S. money market banks adjusted to
                              the nearest 1/4 of 1 percent and
                              (iii) 1/2 of one percent per annum
                              above the federal funds rate.

                              (b)  Eurodollar Rate:  means the
                              average rate per annum (rounded
                              upward to the nearest 1/16th of one
                              percent) at which deposits in U.S.
                              dollars are offered by the
                              Administrative Agent to prime banks
                              in the London interbank market at
                              11:00 A.M. (London time) two
                              business days before the first day
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                              of the Interest Period (to be
                              defined in the loan documentation)
                              and in amounts approximately equal
                              to such Reference Bank's Eurodollar
                              Advances (to be defined in the loan
                              documentation) for a period equal
                              to such Interest Period, adjusted
                              for reserve requirements.
                              Eurodollar Rate borrowings shall be
                              available for 1, 2, 3 or 6 month
                              interest periods.

                                        The "Applicable Margin" means a
                                        percentage per annum as determined
                                        by the Implied Debt Rating (as
                                        defined below) in effect from time
                                        to time, as set forth in the
                                        pricing grid attached hereto as
                                        Schedule I.

                              "Implied Debt Rating" means, at any
                              time, one level lower than the
                              lowest of (i) the senior secured
                              debt rating by Moody's Investors
                              Service, Inc. ("Moody's") or
                              Standard & Poor's, a division of
                              The McGraw-Hill Companies, Inc.
                              ("S&P"), of Massachusetts Electric
                              Company ("Mass. Electric"),  (ii)
                              the senior secured debt rating by
                              Moody's or S&P of The Narragansett
                              Electric Company ("Narra Electric")
                              and (iii) the senior secured debt
                              rating by Moody's or S&P of New
                              England Power Company ("NEP") so
                              long as NEP has a senior secured
                              debt rating and otherwise the
                              senior debt rating of NEP by
                              Moody's or S&P.

                              During the continuance of any
                              Default (to be defined in the loan
                              documentation) under the loan
                              documentation, the Applicable
                              Margin shall increase by 2% per
                              annum.

Interest Payment:             At the end of each Interest Period
                              for each Advance, but at least
                              quarterly.

Annual Agency Fee:            As agreed between the
                              Administrative Agent and the
                              Borrower.
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Facility Fees:                          __ basis points per annum plus the
                                        Applicable Percentage (as
                                        hereinafter defined) on the
                                        aggregate amount of each Lender's
                                        Commitment (to be defined in the
                                        loan documentation) from the
                                        Closing Date through the date of
                                        termination of the commitments,
                                        payable quarterly in arrears.  The
                                        "Applicable Percentage" means a
                                        percentage per annum as determined
                                        by the Implied Debt Rating in
                                        effect from time to time, as set
                                        forth in the pricing grid attached
                                        hereto as Schedule I.

Borrowings:                   Borrowings shall be in minimum
                              amounts of $5,000,000 and integral
                              multiples of $1,000,000, with
                              respect to Eurodollar Rate Advances
                              and $5,000,000 and integral
                              multiples of $1,000,000 with
                              respect to Base Rate Advances.  All
                              Advances shall be made by the
                              Lenders ratably in proportion to
                              their respective Commitments.
                              Borrowings will be available on
                              three business days' notice for
                              Eurodollar Rate Advances and,
                              subject to the approval of the
                              Administrative Agent, on same
                              business day's notice for Base Rate
                              Advances and otherwise on one
                              business day's notice for Base Rate
                              Advances.

Swing Line Facility:               The Five-Year Facility will have a
                                   swing line subfacility (the "Swing
                                   Line Subfacility") to be provided
                                   by the Lender serving as
                                   Administrative Agent.  The maximum
                                   principal amount of advances
                                   (collectively, "Swing Line
                                   Advances") outstanding at any time
                                   under the Swing Line Subfacility
                                   may not exceed $10,000,000.  Each
                                   Swing Line Advance shall be in a
                                   minimum amount of $1,000,000 and
                                   integral multiples of $500,000.
                                   Borrowings under the Swing Line
                                   Subfacility will be available on
                                   same day's notice and will be made
                                   as Base Rate Advances.
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Competitive
Bid Advance
Facility:                     NEES may invite the Lenders under
                              the Five-Year Facility to bid for
                              fixed rate or Eurodollar Rate
                              Advances for requested maturities
                              ranging from 7 to 180 days for
                              fixed rate borrowings and for 1, 2,
                              3, or 6 months for Eurodollar Rate
                              borrowings.  Each Lender may bid,
                              or may choose not to bid, at its
                              discretion in response to any such
                              invitation to bid.  The Borrower's
                              notice requesting any such bids
                              shall specify the proposed date of
                              borrowing, amount and maturity date
                              of borrowing, interest payment
                              schedule, the interest rate basis
                              to be used by the Lenders in
                              bidding, and such other terms as
                              the Borrower may specify.  The
                              Agent shall administer the
                              Competitive Bids (to be defined in
                              the loan documentation) and, in
                              such capacity, shall advise the
                              Lenders of the terms of the
                              Borrower's notice.  The Borrower
                              may accept none of the bids or may
                              accept one or more bids submitted
                              by such Lenders, provided that (i)
                              the Borrower may not accept bids in
                              excess of the requested bid amount
                              for any maturity, (ii) bids will be
                              accepted from the bidding Lenders
                              in order from lowest cost to
                              highest cost and (iii) bids
                              received at the same bid rate will
                              be allocated among the Lenders
                              making such bids in proportion to
                              the amount which each Lender bid at
                              such bid rate.  While any
                              Competitive Bid Advances are
                              outstanding, the availability of
                              the Five-Year Facility shall be
                              reduced and deemed used by the
                              amount equal to the outstanding
                              amount of such Advances.  The
                              aggregate outstanding amount of
                              Competitive Bid Advances will not
                              exceed $100,000,000 and the
                              aggregate outstanding amount of
                              Competitive Bid Advances made by
                              any one Lender will not exceed
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                              $50,000,000.  For each Competitive
                              Bid invitation, the Borrower will
                              pay to the Administrative Agent a
                              fee to be agreed upon.

     CONDITIONS PRECEDENT

Conditions Precedent
to Initial Extension
of Credit:                              The conditions precedent to the
                                        initial extension under the
                                        Facility will be those customarily
                                        found in MLCC's credit agreements
                                        for financings and others
                                        appropriate in the judgment of MLCC
                                        for this transaction, including,
                                        without limitation, the following:

                         (a)  All loan documentation relating to
                              the Facility, including a credit
                              agreement incorporating
                              substantially the terms and
                              conditions outlined herein, shall
                              be in form and substance
                              satisfactory to the Lenders.

                         (b)  Delivery of promissory notes,
                              certified resolutions, and
                              incumbency and officers'
                              certificates certifying truth of
                              representations and warranties and
                              absence of events of default and
                              incipient defaults and Lenders'
                              satisfaction with the charter and
                              bylaws of the Borrower and each
                              agreement or instrument relating
                              thereto.

                         (c)  All governmental and third party
                              consents and approvals (including,
                              without limitation, SEC approvals)
                              necessary in connection with the
                              transactions contemplated hereby
                              shall have been obtained (without
                              the imposition of any conditions
                              that are not acceptable to the
                              Lenders) and shall remain in
                              effect; and no law or regulation
                              shall be applicable in the judgment
                              of the Lenders that restrains,
                              prevents or imposes materially
                              adverse conditions upon the
                              Facility.
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                         (d)  NEES shall have delivered copies of
                              audited consolidated and unaudited
                              consolidating financial statements,
                              in each case as at and for the
                              fiscal year ended on December 31,
                              1996, and NEES shall have delivered
                              consolidated financial statements
                              as at and for the fiscal quarter
                              ended June 30, 1997.

                         (e)  The Lenders shall have received
                              satisfactory opinions of counsel to
                              the Borrower and of counsel to the
                              Agent.

                         (f)  All accrued fees and expenses of
                              the Arranger and the Lenders
                              (including the fees and expenses of
                              counsel to the Arranger) shall have
                              been paid.


Conditions Precedent to
each Borrowing:

                         (a)  All representations and warranties
                              are true and correct on and as of
                              the date of such Borrowing (unless
                              such Borrowing consists solely of a
                              renewal of an interest period or a
                              conversion of Advances from
                              Eurodollar Rate Advances  to Base
                              Rate Advances or Base Rate Advances
                              to Eurodollar Rate Advances, in
                              which cases paragraphs (b) and (c)
                              below shall apply), before and
                              after giving effect to such
                              Borrowing and to the application of
                              proceeds therefrom, as though made
                              on and as of such date.

                         (b)  No event has occurred and is
                              continuing or would result from
                              such Borrowing or from the
                              application of the proceeds
                              therefrom, which constitutes an
                              Event of Default or would
                              constitute an Event of Default but
                              for the requirement that notice be
                              given or time elapse or both.
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                         (c)  The Agent shall have received such
                              other approvals, opinions or
                              documents as any Lender, through
                              the Agent, may reasonably request.

     REPRESENTATIONS, WARRANTIES AND COVENANTS

Representations and
Warranties:              The Facility will contain those
                         representations and warranties
                         customarily found in MLCC's credit
                         agreements for similar financings and
                         others appropriate in the judgment of
                         MLCC for such transaction, including,
                         without limitation, the following:

                    (a)  Due organization, valid existence and
                         good standing.

                    (b)  Execution, delivery and performance of
                         the loan documents, and the transactions contemplated thereby, (i) are duly authorized and (ii) do not contravene
                         (x) charter or by-laws or (y) any law or contractual restriction.

                    (c)  All governmental or third party
                         authorizations, approvals (including,
                         without limitation, regulatory
                         approvals) or consents required for the
                         execution, delivery and performance of
                         the loan documentation have been
                         obtained.

                    (d)  Loan documents have been duly executed
                         and delivered and are legal, valid,
                         binding and enforceable obligations.

                    (e)  Financial statements fairly present
                         financial condition of Borrower and its
                         subsidiaries and, are prepared in
                         accordance with GAAP.

                    (f)  Absence of material adverse change in
                         the business, condition (financial or
                         otherwise), operations or properties of
                         Borrower and its Material Subsidiaries
                         (as defined below), taken as a whole,
                         since December 31, 1996.

                    (g)  No pending or threatened litigation,
                         investigation or proceeding that (i)
                         could be reasonably expected to have a
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                         material adverse effect on (x) the
                         business, condition (financial or
                         otherwise), operations or properties of
                         Borrower and its Material Subsidiaries,
                         taken as a whole, (y) the rights and
                         remedies of the Agent or the Lenders or
                         (z) the ability of Borrower to perform
                         its obligations under the loan documents or (ii) purports to affect the legality, validity or enforceability of any loan document or the consummation of the transactions contemplated thereby.

                    (h)  ERISA representations and warranties.

                    (i)  Compliance with the Investment Company
                         Act, the Public Utility Holding Company
                         Act, Regulation U and environmental
                         laws.

                    (j)  Following the application of the
                         proceeds of each Advance, not more than
                         25 percent of the value of the assets
                         (either of Borrower or of Borrower and
                         its Subsidiaries) will consist of margin stock.

                    "Material Subsidiary" means, at any time, a Subsidiary of Borrower whose assets at such time exceed 10% of the assets of Borrower and its Subsidiaries or which contributes more than 10% of the income of Borrower and its Subsidiaries (in each case on a consolidated basis).

Affirmative              The Facility will contain those
Covenants:               affirmative covenants customarily found
                         in MLCC's credit agreements for similar
                         financings and others appropriate in the judgment of MLCC for this transaction, including, without limitation, the following:

                    (a)  Compliance with laws and regulations.

                    (b)  Payment of taxes and other obligations.

                    (c)  Maintenance of appropriate and adequate
                         insurance.

                    (d)  Preservation of corporate existence,
                         rights (charter and statutory),
                         franchises, permits, licenses and
                         approvals.  (NEES may change its
                         structure from a trust to a corporation
                         with the approval of the Lenders, such
                         approval not to be unreasonably
                         withheld.)

                    (e)  Visitation and inspection rights.

                    (f) NEES shall maintain ownership of 100% of NEP, Mass. Electric and Narra Electric, free and clear of all liens, claims and encumbrances.

                    (g)  Use of loan proceeds.

                    (h)  Customary financial and other reporting
                         requirements including, without
                         limitation, annual audited (delivered
                         within 120 days after the end of each
                         fiscal year) and quarterly unaudited
                         financial statements (delivered within
                         60 days after the end of the first three quarters of each fiscal year), in each case consolidated for NEES, as well as notices of defaults, compliance certificates and other business and financial information as any Lender shall reasonably request.

                    (i)  Maintain (i) a senior secured debt
                         rating by Moody's or S&P for each of
                         Mass. Electric and Narra. Electric and
                         (ii) a senior debt rating by Moody's or
                         S&P of  NEP.

Negative                 The Facility will contain those
Covenants:               negative covenants customarily found in
                         MLCC's credit agreements for similar
                         financings (with such exceptions as may
                         be agreed upon in the loan
                         documentation) and others appropriate in the judgment of MLCC for this transaction, including, without limitation, restrictions upon:

                    (a)  Liens (exceptions to include liens in
                         existence as of the Closing Date and
                         certain liens incurred in the ordinary
                         course of the Borrower's business).

                    (b)  Mergers and consolidations (exceptions
                         to include mergers and consolidations
                         where the Borrower is the surviving
                         corporation, the nature of the

                         Borrower's business does not change, and no Default or Event of Default (including, without limitation, a Default or Event of Default related to failure to satisfy the financial covenant or a Default or Event of Default described in paragraph (j) under "Events of Default" below) would result therefrom).

                    (c)  Sales, transfers and other dispositions
                         of assets (other than (i) sales in the
                         ordinary course of business, (ii) the
                         sale of all assets or stock of New
                         England Energy Incorporated, (iii), the
                         sale of all assets or stock of
                         Naragansett Energy Resources Company,
                         (iv) the sale of NEP's interests in
                         nuclear generation assets (such assets
                         to be defined in the loan
                         documentation), (v) the sale of NEP's
                         interest in the "Wyman 4 Facility" (such interest to be defined in the loan documentation), (vi) the sale of assets pursuant to the purchase and sale agreement among NEP, Narra Electric and U.S. Generating Company, publicly announced in August 1997, of the non-nuclear generating business of NEP and Narra Electric (such assets to be defined in the loan documentation and to include three fossil-fuel generating stations, 15 hydroelectric stations and the entitlements under approximately 1,100 megawatts of capacity procured under power contracts with other utilities and independent power producers) and (vii) after giving effect to the sale described in the preceding clause (vi), 5% of the total assets of the Borrower and its subsidiaries, taken as a whole).

                    (d)  Changing the nature of its business
                         (other than after giving effect to the
                         transactions described in clauses (ii)
                         through (vi) of the immediately
                         preceding paragraph (c)).

                    (e)  Use of loan proceeds to buy registered
                         stock (other than registered stock of
                         the Borrower or a Subsidiary thereof).

Financial           Consolidated Total Debt (to be defined in the
Covenant:           loan documentation) not to exceed 65% of
                    Consolidated Total Capitalization (to be defined in the loan documentation), measured quarterly.

     EVENTS OF DEFAULT

Events of Default:       The Facility will contain those events
                         of default customarily found in MLCC's
                         credit agreements for similar financings and others appropriate in the judgment of MLCC for this transaction, including, without limitation, the following:

                    (a)  The Borrower shall fail to pay any
                         principal when due or shall fail to pay
                         any interest under the Facility or other sum within two business days after the same becomes due.

                    (b)  Any representation or warranty of the
                         Borrower in any of the loan
                         documentation or in any certificate or
                         financial information delivered pursuant thereto shall not be correct in all material respects when made or confirmed.

                    (c)  The Borrower shall fail to perform or
                         comply with (within a specified period
                         of time, where customary and
                         appropriate, after notice or knowledge
                         of such failure) any term or covenant in any of the loan documentation.

                    (d) NEES or any of its Material Subsidiaries shall default under any debt obligation in excess of $20,000,000, if the effect of such default is to cause or permit acceleration of the maturity of such obligation.

                    (e)  Any bankruptcy, insolvency or similar
                         proceeding shall be instituted by or,
                         unless stayed within 60 days, against
                         the Borrower or any of its Material
                         Subsidiaries.

                    (f) Any material non-monetary judgment shall be entered against the Borrower or any of its Material Subsidiaries and shall remain unsatisfied or unstayed for
                         60 days or enforcement action shall be
                         taken.

                    (g)  Any judgment in excess of $20,000,000
                         shall be entered against NEES or any of
                         its Material Subsidiaries and shall
                         remain unsatisfied or unstayed for
                         30 days or enforcement action shall be
                         taken.

                    (h)  Standard ERISA defaults.

                    (i)  Any of the loan documentation shall
                         cease to be enforceable against the
                         Borrower.

                    (j)  (i) Any person or two or more persons
                         acting in concert shall have acquired
                         beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of voting stock (to be defined in the loan documentation and to include an interest in a corporation or in a business trust) of NEES (or other securities convertible into such voting stock) representing 20% or more of the combined voting power of all voting stock of NEES; or (ii) during any period of up to 24 consecutive months, individuals who at the beginning of such 24-month period were directors or trustees of NEES shall cease for any reason to constitute a majority of the board of directors or trustees of the Borrower.

     OTHER

Expenses:           The Borrower shall pay all of MLCC's, the
                    Arranger's and the Administrative Agent's due diligence, syndication and all other out-of-pocket expenses incurred by them
                    (including the fees and expenses of counsel to the Arranger), and shall pay all expenses of the Administrative Agent in connection with the administration of the loan documentation. The Borrower shall also pay the expenses of the Lenders in connection with the enforcement of any of the loan documentation.

Indemnity:          The Borrower agrees to indemnify and hold
                    harmless each Indemnified Party from and against any and all claims, damages, losses and liabilities, joint or several, to which any such Indemnified Party may become subject, in each case arising out of or in connection with or relating to (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Commitment Letter, the Fee
                    Letter, the Facility, the loans under the Facility or the use or proposed use of the proceeds of any such loan, any of the transactions contemplated by any of the foregoing or in the loan documentation and the performance by MLCC or any of its affiliates of the services contemplated by this Commitment Letter and to reimburse any Indemnified Party for any and all reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) as they are incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Borrower or any of its affiliates and whether or not any of the transactions contemplated hereby are consummated or this Commitment Letter is terminated. The Borrower will not be liable under the foregoing indemnification provisions to an Indemnified Party to the extent that any loss, claim, damage, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

                    The Borrower agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Borrower or its respective security holders or creditors related to or arising out of in connection with this Commitment Letter, the Fee Letter, the Facility, the loans under the Facility or the use or proposed use of the proceeds of any such loan, any of the transactions contemplated by any of the foregoing or in the loan documentation and the performance by MLCC or any of its affiliates of the services contemplated by this Commitment Letter except to the extent that any loss, claim, damage, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

                    The Borrower agrees that, without MLCC's prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions of this Commitment Letter (whether or not MLCC or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes an unconditional written release in form and substance satisfactory to the Indemnified Parties of each Indemnified Party from all liability arising out of such claim, action or proceeding and (ii) does not include any statement as an admission of fault, culpability or failure to act by or on behalf of an Indemnified Party.

                    In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Borrower or any of its affiliates in which such Indemnified Party is not named as a defendant, the Borrower agrees to reimburse MLCC for all reasonable expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel, and to compensate MLCC in an amount to be mutually agreed upon.

Majority Lenders:   Lenders owed at least 51% of the then
                    aggregate unpaid principal amount of the Advances owing to the Lenders under the Facility, or, if no such principal amount is then outstanding, Lenders having at least 51% of the Commitments under the Facility.

Assignments and
Participations:          Assignments must be in a minimum amount
                         of $5,000,000 and in integral multiples
                         $100,000 and are subject to the consent
                         of the Borrower and the Agent (which
                         consent shall not be unreasonably
                         withheld), other than in the case of an
                         assignment to a Lender or an affiliate
                         of such assigning Lender.
                         Participations shall be permitted
                         without restriction other than usual and customary restrictions on voting and consent rights of participants.

                         Any Lender may at any time create a
                         security interest in all or any portion
                         of its rights under the loan documents
                         in favor of any Federal Reserve Bank in
                         accordance with Regulation A of the
                         Board of Governors of the Federal
                         Reserve System.

Miscellaneous:           Standard yield protection (including
                         compliance with risk-based capital
                         guidelines, increased costs, payments
                         free and clear of withholding taxes and
                         interest period breakage indemnities),
                         eurodollar illegality and similar
                         provisions.

Governing Law:           New York.

Counsel to
Arranger:                Shearman & Sterling.

                                SCHEDULE I

                        NEW ENGLAND ELECTRIC SYSTEM

                               Pricing Grid
             $500,000,000 Five Year Revolving Credit Facility

          Level 1   Level 2   Level 3   Level 4   Level 5    Level 6
          -------   -------   -------   -------   -------    -------
Implied   AA-/Aa3   A+/A1     A/A2      A-/A3     BBB+/Baa1  BBB/Baa2
Debt      or better                                          or lower
Rating


Applicable
Margin
Applicable
Percentage
